MACOM Reports Fiscal Third Quarter 2021 Financial Results

LOWELL, MA, July 29, 2021 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (NASDAQ: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal third quarter ended July 2, 2021.
Third Quarter Fiscal Year 2021 GAAP Results
•Revenue was $152.6 million, an increase of 11.2%, compared to $137.3 million in the previous year fiscal third quarter and an increase of 1.4% compared to $150.6 million in the prior fiscal quarter;
•Gross margin was 57.2%, compared to 51.6% in the previous year fiscal third quarter and 55.9% in the prior fiscal quarter;
•Operating income was $23.7 million, compared to income of $6.5 million in the previous year fiscal third quarter and income of $19.0 million in the prior fiscal quarter; and
•Net income was $15.0 million, or $0.21 per diluted share, compared to net loss of $25.0 million, or $0.37 loss per diluted share, in the previous year fiscal third quarter and net income of $14.8 million, or $0.21 per diluted share, in the prior fiscal quarter.
Third Quarter Fiscal Year 2021 Adjusted Non-GAAP Results
•Adjusted gross margin was 60.3%, compared to 55.5% in the previous year fiscal third quarter and 59.2% in the prior fiscal quarter;
•Adjusted operating income was $43.9 million, or 28.7% of revenue, compared to adjusted operating income of $29.3 million, or 21.4% of revenue, in the previous year fiscal third quarter and adjusted operating income of $41.8 million, or 27.8% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $40.3 million, or $0.57 per diluted share, compared to adjusted net income of $22.7 million, or $0.33 per diluted share, in the previous year fiscal third quarter and adjusted net income of $36.1 million, or $0.51 per diluted share, in the prior fiscal quarter.
Management Commentary
“Our Q3 results demonstrate MACOM’s potential,” said Stephen G. Daly, President and Chief Executive Officer. “We remain focused on engineering excellence and execution.”
Business Outlook
For the fiscal fourth quarter ending October 1, 2021, MACOM expects revenue to be in the range of $153 million to $157 million. Adjusted gross margin is expected to be between 59.5% and 61.5%, and adjusted earnings per share is expected to be between $0.56 and $0.60 on an anticipated 71.3 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Thursday, July 29, 2021 at 8:30 a.m. Eastern Time to discuss its fiscal third quarter 2021 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 2284784.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 and the passcode is 2284784. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM’s website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM’s website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures semiconductor products for Telecommunication, Industrial and Defense and Data Center applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, our ability to ensure business continuity and to be successful in our engineering efforts, acceleration, strength and competitiveness of new product introductions, MACOM’s profitability, prospects and growth opportunities in our three primary markets, our strategy with respect to adjacent markets, development and process qualification timelines, continued improvements and the estimated financial results for our 2021 fiscal fourth quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including any failure to anticipate demand for our products; risks related to any weakening of economic conditions, including as a result of the COVID-19 pandemic; our dependence on a limited number of customers; our ability to develop new products and achieve market acceptance of those products; component shortages or other disruptions in our supply chain, including as a result of the COVID-19 pandemic; and those other factors described in "Risk Factors" in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles ("GAAP") reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income (loss) from operations and operating margin, adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, non-GAAP income tax rate, non-GAAP interest expense and non-GAAP free cash flow. In this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, impairment and restructuring charges, changes in common stock warrant liability, non-cash interest, acquisition and integration related costs, loss on debt extinguishment, equity method investment gains and losses and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-

GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense – is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This is a non-cash expense and is not considered by management in making operating decisions.
Share-Based Compensation Expense – includes share-based compensation expense for awards that are equity and liability classified on our balance sheet. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based compensation expense amounts are not considered by management in making operating decisions.
Restructuring Benefits/Charges – includes amounts primarily associated with our 2019 restructuring plan that reduced staffing and manufacturing, research and development and administrative footprints. We believe these amounts are not correlated to future business operations and including such benefits or charges does not reflect our ongoing operations.
Warrant Liability Expense – are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.
Non-cash Interest, Net – includes amounts associated with the amortization of the discount on our convertible notes and the amortization of certain fees associated with the establishment or amendment of our credit agreement, term loans and convertible notes that are being amortized over the life of the agreements. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.
Acquisition and Integration Related Costs – includes amounts accrued for employees of acquired businesses which are not expected to have a continuing contribution to operations. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Equity Method Investment Gains/Losses – primarily includes gains and losses associated with a non-marketable equity investment we have in a private business. The investment losses are non-cash in nature and we believe these items are not correlated to future business operations and including such amounts does not reflect our ongoing operations.
Loss on Debt Extinguishment – includes the write-off of unamortized deferred financing costs associated with the paydown of our term loans. These amounts are non-cash in nature and we believe are not correlated to future business operations and including such charges does not reflect on our ongoing operations.
Tax Effect of Non-GAAP Adjustments – includes adjustments to arrive at an estimate of our adjusted non-GAAP income tax rate associated with our adjusted non-GAAP income over a period of time. We determine our adjusted non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our adjusted non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this adjusted non-GAAP income tax rate quarterly and have utilized 5% for fiscal year 2021 and 8% for fiscal year 2020. Our historical effective income tax rate under GAAP has varied significantly from our adjusted non-GAAP income tax rate due primarily to changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, losses or gains associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses. We believe it is beneficial for management to review our adjusted non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA – is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.
Free Cash Flow – is a calculation that starts with cash flow from operating activities and reduces this amount by our capital expenditures in the applicable period. Management reviews and utilizes this measure for cash flow analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analyzing a company’s cash flow.
Incremental Shares – is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants that were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	July 2, 2021	April 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Revenue	$152,622	$150,583	$137,267	$451,709	$382,788
Cost of revenue	65,353	66,470	66,391	200,065	190,338
Gross profit	87,269	84,113	70,876	251,644	192,450
Operating expenses:
Research and development	33,610	34,619	34,948	105,165	105,936
Selling, general and administrative	29,985	30,522	29,982	91,758	94,317
Restructuring (benefit) charges	—	—	(554)	—	1,494
Total operating expenses	63,595	65,141	64,376	196,923	201,747
Income (loss) from operations	23,674	18,972	6,500	54,721	(9,297)
Other income (expense):
Warrant liability expense	—	—	(19,511)	(11,130)	(14,951)
Interest expense, net	(5,526)	(4,851)	(5,849)	(15,111)	(22,142)
Other (expense) income, net	(2,661)	2,879	(4,372)	(4,287)	(12,464)
Total other expense	(8,187)	(1,972)	(29,732)	(30,528)	(49,557)
Income (loss) before income taxes	15,487	17,000	(23,232)	24,193	(58,854)
Income tax expense	482	2,193	1,750	3,349	4,716
Net income (loss)	$15,005	$14,807	$(24,982)	$20,844	$(63,570)

Net income (loss) per share:
Income (loss) per share - Basic	$0.22	$0.22	$(0.37)	$0.31	$(0.96)
Income (loss) per share - Diluted	$0.21	$0.21	$(0.37)	$0.30	$(0.96)
Weighted average common shares:
Shares - Basic	68,732	68,504	66,796	68,331	66,512
Shares - Diluted	70,880	70,546	66,796	70,282	66,512

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	July 2, 2021	October 2, 2020

ASSETS
Current assets:
Cash and cash equivalents	$144,134	$129,441
Short-term investments	164,766	203,711
Accounts receivable, net	71,619	45,884
Inventories	83,495	91,584
Prepaid and other current assets	12,321	10,899
Total current assets	476,335	481,519
Property and equipment, net	119,137	118,866
Goodwill and intangible assets, net	410,429	445,910
Deferred income taxes	39,703	41,935
Other investments	17,458	17,745
Other long-term assets	37,050	40,453
TOTAL ASSETS	$1,100,112	$1,146,428
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations	$1,082	$1,368
Current portion of long-term debt	—	6,885
Accounts payable	25,980	23,043
Accrued liabilities	60,042	63,654
Total current liabilities	87,104	94,950
Finance lease obligations, less current portion	28,269	28,994
Long-term debt obligations, less current portion	488,043	652,172
Warrant liability	—	25,312
Other long-term liabilities	50,903	44,854
Total liabilities	654,319	846,282
Stockholders’ equity	445,793	300,146
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,100,112	$1,146,428

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended
	July 2, 2021	July 3, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$20,844	$(63,570)
Depreciation and intangible asset amortization	52,854	59,751
Share-based compensation	26,841	26,921
Warrant liability expense	11,130	14,951
Deferred income taxes	2,200	3,581
Loss on equity method investment	287	13,637
Other adjustments to reconcile income (loss) to net operating cash	11,007	4,239
Accounts receivable	(25,735)	9,286
Inventories	8,089	12,304
Change in other operating assets and liabilities	85	15,894
Net cash provided by operating activities	107,602	96,994
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(12,926)	(12,658)
Sales, purchases and maturities of investments	38,970	(30,681)
Proceeds from divested business	—	11,003
Proceeds from sale of assets	280	366
Net cash provided by (used in) investing activities	26,324	(31,970)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of issuance costs	444,249	—
Payments of long-term debt	(545,321)	(5,163)
Payments on finance leases	(1,012)	(1,307)
Proceeds from stock option exercises and employee stock purchases	5,774	4,565
Repurchase of common stock - tax withholdings on equity awards	(23,404)	(6,557)
Net cash used in financing activities	(119,714)	(8,462)
Foreign currency effect on cash	481	(211)
NET CHANGE IN CASH AND CASH EQUIVALENTS	14,693	56,351
CASH AND CASH EQUIVALENTS — Beginning of period	129,441	75,519
CASH AND CASH EQUIVALENTS — End of period	$144,134	$131,870

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Nine Months Ended
	July 2, 2021		April 2, 2021		July 3, 2020		July 2, 2021		July 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$87,269	57.2	$84,113	55.9	$70,876	51.6	$251,644	55.7	$192,450	50.3
Amortization expense	3,806	2.5	3,806	2.5	4,347	3.2	11,490	2.5	13,115	3.4
Share-based compensation expense	927	0.6	1,241	0.8	1,024	0.7	3,436	0.8	3,229	0.8
Adjusted gross profit (Non-GAAP)	$92,002	60.3	$89,160	59.2	$76,247	55.5	$266,570	59.0	$208,794	54.5

	Three Months Ended						Nine Months Ended
	July 2, 2021		April 2, 2021		July 3, 2020		July 2, 2021		July 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$63,595	41.7	$65,141	43.3	$64,376	46.9	$196,923	43.6	$201,747	52.7
Amortization expense	(7,601)	(5.0)	(7,601)	(5.0)	(8,071)	(5.9)	(23,317)	(5.2)	(24,798)	(6.5)
Share-based compensation expense	(7,854)	(5.1)	(10,208)	(6.8)	(9,908)	(7.2)	(30,500)	(6.8)	(28,456)	(7.4)
Restructuring benefit (charges)	—	—	—	—	554	0.4	—	—	(1,494)	(0.4)
Acquisition and integration related costs	—	—	—	—	(22)	—	—	—	(66)	—
Adjusted operating expenses (Non-GAAP)	$48,140	31.5	$47,332	31.4	$46,929	34.2	$143,106	31.7	$146,933	38.4

	Three Months Ended						Nine Months Ended
	July 2, 2021		April 2, 2021		July 3, 2020		July 2, 2021		July 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income (loss) from operations - GAAP	$23,674	15.5	$18,972	12.6	$6,500	4.7	$54,721	12.1	$(9,297)	(2.4)
Amortization expense	11,407	7.5	11,407	7.6	12,417	9.0	34,807	7.7	37,911	9.9
Share-based compensation expense	8,781	5.8	11,450	7.6	10,933	8.0	33,936	7.5	31,685	8.3
Restructuring (benefit) charges	—	—	—	—	(554)	(0.4)	—	—	1,494	0.4
Acquisition and integration related costs	—	—	—	—	22	—	—	—	66	—
Adjusted income from operations (Non-GAAP)	$43,862	28.7	$41,829	27.8	$29,318	21.4	$123,464	27.3	$61,859	16.2

Depreciation expense	5,834	3.8	6,006	4.0	7,092	5.2	18,047	4.0	21,840	5.7
Adjusted EBITDA (Non-GAAP)	$49,696	32.6	$47,835	31.8	$36,410	26.5	$141,511	31.3	$83,699	21.9

	Three Months Ended						Nine Months Ended
	July 2, 2021		April 2, 2021		July 3, 2020		July 2, 2021		July 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$15,005	9.8	$14,807	9.8	$(24,982)	(18.2)	$20,844	4.6	$(63,570)	(16.6)
Amortization expense	11,407	7.5	11,407	7.6	12,418	9.0	34,807	7.7	37,912	9.9
Share-based compensation expense	8,781	5.8	11,450	7.6	10,933	8.0	33,936	7.5	31,685	8.3
Restructuring (benefit) charges	—	—	—	—	(554)	(0.4)	—	—	1,494	0.4
Warrant liability expense	—	—	—	—	19,511	14.2	11,130	2.5	14,951	3.9
Non-cash interest, net	4,070	2.7	849	0.6	1,015	0.7	5,467	1.2	3,046	0.8
Acquisition and integration related costs	—	—	—	—	22	—	—	—	66	—
Equity method investment losses and (gains)	2,025	1.3	(6,541)	(4.3)	4,571	3.3	287	0.1	12,675	3.3
Loss on debt extinguishment	647	0.4	3,841	2.6	—	—	4,488	1.0	—	—
Tax effect of non-GAAP adjustments	(1,639)	(1.1)	293	0.2	(224)	(0.2)	(2,367)	(0.5)	1,278	0.3
Adjusted net income (Non-GAAP)	$40,296	26.4	$36,106	24.0	$22,710	16.5	$108,592	24.0	$39,537	10.3

	Three Months Ended						Nine Months Ended
	July 2, 2021		April 2, 2021		July 3, 2020		July 2, 2021		July 3, 2020
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net income (loss) - GAAP diluted	$15,005	$0.21	$14,807	$0.21	$(24,982)	$(0.37)	$20,844	$0.30	$(63,570)	$(0.96)

Adjusted net income (Non-GAAP)	$40,296	$0.57	$36,106	$0.51	$22,710	$0.33	$108,592	$1.54	$39,537	$0.58

	Three Months Ended			Nine Months Ended
	July 2, 2021	April 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	70,880	70,546	66,796	70,282	66,512
Incremental shares	—	—	1,767	117	1,544
Adjusted diluted shares (Non-GAAP)	70,880	70,546	68,563	70,399	68,056

	Three Months Ended						Nine Months Ended
	July 2, 2021		April 2, 2021		July 3, 2020		July 2, 2021		July 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$5,526	3.6	$4,851	3.2	$5,849	4.3	$15,111	3.3	$22,142	5.8
Non-cash interest expense	(4,070)	(2.7)	(849)	(0.6)	(1,015)	(0.7)	(5,467)	(1.2)	(3,046)	(0.8)
Adjusted interest expense (Non-GAAP)	$1,456	1.0	$4,002	2.7	$4,834	3.5	$9,644	2.1	$19,096	5.0

	Three Months Ended						Nine Months Ended
	July 2, 2021		April 2, 2021		July 3, 2020		July 2, 2021		July 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$44,881	29.4	$27,941	18.6	$34,056	24.8	$107,602	23.8	$96,994	25.3
Capital expenditures	(5,598)	(3.7)	(4,438)	(2.9)	(3,622)	(2.6)	(12,926)	(2.9)	(12,658)	(3.3)
Free cash flow (Non-GAAP)	$39,283	25.7	$23,503	15.6	$30,434	22.2	$94,676	21.0	$84,336	22.0
Free cash flow as a percentage of Adjusted net income (Non-GAAP)	97.5%		65.1%		134.0%		87.2%		213.3%

RECONCILIATION OF DEBT ACTIVITY
(unaudited and in thousands)

	Long-term debt, current portion	Long-term debt, less current portion	Total Debt
Balances as of October 2, 2020	$6,885	$652,172	$659,057
$100M paydown of debt	(6,885)	(93,115)	(100,000)
Issuance of convertible notes		450,000	450,000
Convertible notes proceeds paydown of debt		(443,600)	(443,600)
Equity component of convertible notes issued		(79,690)	(79,690)
Other activity		2,276	2,276
Balances as of July 2, 2021	$—	$488,043	$488,043